EXHIBIT 2.14

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                                                                 EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                            DATED SEPTEMBER 27, 1996

                                      AMONG

                        ATLANTIC BEVERAGE COMPANY, INC.,

                             GROGAN'S MERGER CORP.,

                             GROGAN'S SAUSAGE, INC.,

                                 BOBBY L. GROGAN

                                       AND

                                BETTY RUTH GROGAN


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                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated the 27th day of September, 1996, by and among GROGAN'S MERGER CORP., a Delaware corporation ("PURCHASER"), ATLANTIC BEVERAGE COMPANY, INC., a Delaware corporation and the sole stockholder of Purchaser ("ABEV") and GROGAN'S SAUSAGE, INC., a Kentucky corporation ("SELLER") and BOBBY L. GROGAN and BETTY RUTH GROGAN, husband and wife and residents of Kentucky and the only stockholders of Seller ("OWNERS"). Owners and Seller are hereinafter referred to collectively as the "SELLING PARTIES".

                                R E C I T A L S:

         WHEREAS, Seller is engaged in the business (the "BUSINESS") of marketing, distributing and selling prepared food products and related products and services, and

         WHEREAS, concurrently herewith, (i) Purchaser, ABEV and Grogan's Farms, Inc., a Kentucky corporation ("GFI") and Owners, as the sole shareholders of GFI, have executed that certain Agreement and Plan of Reorganization (the "MERGER AGREEMENT") pursuant to which GFI will be merged with and into Purchaser in a transaction intended to qualify as a "reorganization" within the meaning of
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) Purchaser and Sellers entered into that certain Real Estate Purchase Agreement (the "RPA") pursuant to which Sellers will sell the real estate described in the RPA. Seller and GFI are hereinafter sometimes referred to together as the "COMPANIES". Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement; and

         WHEREAS, Purchaser desires to acquire, and Seller desires to sell, the "ASSETS" (as described on SCHEDULE A, attached hereto), and which, for purposes hereof, shall include the "INTANGIBLES" (as defined in Section 5H hereof) for a purchase price which is established herein, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, and in consideration of the mutual premises and representations, warranties and covenants and other good and valuable consideration, the receipt and sufficiency of which being acknowledged, the parties agree as follows:

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         l. SALE AND PURCHASE. On the Closing Date (as defined in Section 4 hereof), in reliance on the representations, warranties, covenants and agreements of the parties, and on the terms and subject to the conditions set forth herein, Seller shall sell, convey, transfer, assign and deliver to Purchaser, the Assets, free and clear of all Encumbrances (as defined in Section 5B hereof). The Assets shall not include those assets identified on SCHEDULE B, aftached hereto. Purchaser is not assuming any liability or obligation of Seller of any nature whatsoever, except as expressly set forth in SCHEDULE C hereto. Seller shall remain liable and responsible for all obligations and liabilities not expressly assumed by Purchaser hereunder, and regardless of any agreement relating to indemnification of the parties pursuant hereto. The transfer of the Assets shall be effective as of October 1, 1996, at which time Purchaser shall take control of the Business, and all decisions of any nature in respect thereof

         2. PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Assets shall be an amount equal to TWO HUNDRED THOUSAND AND NO/I00THS DOLLARS ($200,000.00), plus interest on such amount at the rate of seven per cent (7%) per annum accrued from October 1, 1996 to the Closing Date, payable as set forth below. The Purchase Price shall be allocated for Federal Income Tax purposes among the Assets as agreed by the parties within sixty days after the Closing Date, and each party agrees that, to the extent permitted by law, it or he shall account for the sale of the Assets in a manner consistent with such allocation.

         3. PAYMENT OF PURCHASE PRICE. On the terms and subject to the conditions herein, Purchaser shall deliver to Seller on the Closing Date, the Purchase Price, in immediately available funds.

         4. CLOSING. The consummation of the transactions contemplated hereby (the "CLOSING") shall take place no earlier ten (10) days after all conditions precedent have been satisfied, including the consummation of the transactions contemplated by Merger Agreement and the RPA, but no later than sixty (60) days after the date hereof, at 9:00 A.M. (the "CLOSING DATE") at the law offices of the Selling Parties' counsel in Paducah, Kentucky, or otherwise, on such other date or place as the parties hereto may mutually agree.

         5. THE SELLING PARTIES' REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each of the Selling Parties hereby jointly and severally, with the other Selling Parties, represents and warrants to, covenants and agrees with, ABEV and Purchaser, now and as of the Closing Date, as follows:

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                  A. Organization Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Kentucky. Seller's federal employer identification number, state identification number for sales and tax purposes and all similar identification numbers are set forth on EXHIBIT 5A, attached hereto. Seller has all requisite corporate power and authority to own, lease and operate the Assets owned, leased or operated by it and to carry on the Business as now being conducted in the manner that, and in the places in which, the Business is now being conducted. Neither the nature of the Business nor the ownership, operation or leasing of real estate or personal property by Seller requires it to qualify as a foreign corporation in any jurisdiction other than jurisdictions in which the failure to so qualify would not materially and adversely affect the Business or any of the Assets. Seller is not qualified to transact business as a foreign corporation in any state. Seller does not conduct any business or own or lease any asset or property of any nature outside of the United States. Each of the Selling Parties have the full power and authority and legal capacity to enter into and deliver this Agreement and perform all other acts necessary or appropriate to consummate all of the transactions contemplated hereby. Seller does not now and has never had any subsidiaries.

                  B. Capital Structure, Ownership of Assets and Related Matters.

                           (i) The capital structure of Seller, including the number of authorized, issued and outstanding shares of capital stock are listed on PART A OF EXHIBIT 5B(I), attached hereto. Owners own, both beneficially and of record, all of the issued and outstanding shares of capital stock, equity or equity equivalents in and to Seller. Seller has and will have, at Closing, good and marketable title to, or a valid and transferable leasehold interest in, all of the Assets, except for such Assets as may be sold or otherwise disposed of between the date hereof and the Closing Date in the ordinary course of business. No other "PERSON" (as defined in Section 15M hereof) has any fee, leasehold or equitable interest in and to the Assets, except as set forth on PART B OF EXHIBIT 5B(I). Except as set forth on PART B OF
         EXHIBIT 5B(I), on the Closing Date, the Assets will be free and clear of all of the following (hereinafter collectively referred to as "ENCUMBRANCES"): security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral, encumbering title in any way, other than the Encumbrances created hereby. None of the Selling Parties has any direct or indirect financial stake in any Person which has an interest in any assets used in

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         conducting the Business, except for Owners' fee interest in the real property located at Route 2, Arlington, KY 42021.

                           (ii) Except for this Agreement, there are no outstanding options, warrants or other rights, contracts, commitments, agreements, understandings, arrangements or restrictions relating to the purchase or acquisition of any shares of capital stock or other equity securities or interests of any nature of Seller.

                           (iii) Seller neither owns nor has ever owned, shares of any class of capital stock of any other corporation and does not have any interest in any other entity and there are no contracts, commitments, agreements, understandings or arrangements relating to such.

                           (iv) Seller has never assumed or succeeded to the liabilities of any Person (except each other), whether by operation of law or otherwise, and it has never been known by any other name or done business under any other name. THE BUSINESS CONSISTS ONLY OF THE PURCHASE OF FINISHED GOODS FROM GROGAN'S SAUSAGE, INC. AND THE SALE OF PRODUCTS TO UNAFFILIATED THIRD PARTIES.

                           (v) Except for sales of inventory in the ordinary course of business, and the rights of ABEV and Purchaser hereunder, there are no outstanding options, warrants or rights to purchase or acquire any interest whatsoever in any of the Assets, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions relating to the ownership or operation of any of the Assets.
                           (vi) The Assets constitute all of the property necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted. To Owners knowledge, there is no fact, event or action which could result in an adverse change in the Business, prospects, financial condition or results of operations or the operation or ownership of the Assets by Purchaser following the Closing.

                           (vii) The Assets owned or leased by Seller on the date hereof constitute, and will constitute at Closing, all of the properties and assets used in the conduct of the Business on the date hereof, are in good working condition, have been maintained in accordance with industry standards, and are sufficient to conduct the Business in a manner consistent with past practices. The Selling Parties know of no

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         condition which, either alone or with other conditions, interferes with the economic value of any of the Assets or the use thereof in the manner used by Seller in the Business.

                           (viii) The Assets do not include any interest of any nature in any parcel of real property, except for the leases described on EXHIBIT 5B(VIII) (collectively, the "REAL ESTATE").

                  C. Authorization. This Agreement and all writings relating hereto to be executed and delivered by each of the Selling Parties have been duly authorized by all necessary action and constitute the valid and binding obligations of each the Selling Parties, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith, individually and on behalf of Seller, have been duly authorized and have the legal capacity to execute all of such documents in such capacities. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by any of the Selling Parties of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of Seller's Articles or Certificate of Incorporation or By-Laws; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any nature to which any of the Selling Parties is a party or by which the Assets may be bound or affected, or result in the creation of any Encumbrance against or upon any of the Assets under any agreement or writing to which any of the Selling Parties is a party or by which any of them or their assets may be bound or affected, or
(iv) impair or in any way limit any governmental or official license, approval, permit or authorization of Seller. Other than as set forth on EXHIBIT 5C, attached hereto, no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by any of the Selling Parties of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

                  D.       Financial Statements.

                           (i) EXHIBIT 5D hereto consists of the balance sheets and the related statements of income, changes in shareholders' equity and changes in financial position of Seller, and the notes thereto and the auditor's report thereon, if applicable, as at and for the fiscal years ended July 31, 1994, 1995 and 1996, and all interim statements prepared to date for the fiscal year to end September 30, 1996 (collectively and as updated, the "HISTORICAL FINANCIALS").

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         EXHIBIT 5D shall be updated as interim statements are prepared. The
         Historical Financials are true, correct and complete and present fairly the financial position of Seller and the results of its operations, retained earnings and changes in financial positions as at the dates thereof and for the periods covered thereby, do not include or omit to state any material fact which renders them misleading, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as may be disclosed in the reports relating thereto. At the Closing, the Selling Parties shall deliver to ABEV and Purchaser a balance sheet dated as of the end of the accounting period before the Closing Date (the "CLOSING BALANCE SHEET") based on the best knowledge and good faith of the Owners, which shall be prepared on a basis consistent with the Historical Financials and in accordance with the provisions hereof. The Closing Balance Sheet shall be certified by all of the Selling Parties as showing the financial position of Seller as of that date. Seller has taken all steps necessary to change its fiscal year end to September 30, commencing with the 12 month period to end September 30, 1996.

                           (ii) Except as disclosed therein, the statements of income included in the Historical Financials do not contain any items of special or nonrecurring income, and the balance sheets included in the Historical Financials do not, and the Closing Balance Sheet will not, reflect any write-up or revaluation increasing the book value of any asset, other than adjustments required by ABEV and Purchaser's outside auditors in the determination of the Purchase Price, and as disclosed thereon.

                           (iii) All pro forma adjustments made by any of the Selling Parties or on any of the Selling Parties' behalf in any sales brochure or other document or literature delivered to ABEV and Purchaser as part of their review of the Business are reasonable, appropriate and adequate.

                  E.       Liabilities.

                           (i) The liabilities of Seller on the Historical Financials consisted, and the liabilities on the Closing Balance Sheet will consist, solely of obligations and liabilities incurred in the ordinary and regular course of Business to Persons which are not affiliated with any of the Selling Parties, except for lease payments in respect of the Real Estate and payments to GFI for finished goods inventory.

                           (ii) As of the Closing, Seller will have no material and adverse liability or obligation of any nature whatsoever, including,
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         without limitation, known or unknown, fixed or contingent, accrued, absolute, matured or unmatured, or any "LOSS CONTINGENCIES" considered "PROBABLE" or "REASONABLY POSSIBLE" within the meaning of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 5, which were not or will not be recorded on the Historical Financials, the Closing Balance Sheet or on EXHIBIT 5E(II) hereof, it being the intent of the parties that every "material" liability or obligation of every nature (including those liabilities or obligations commonly referred to as "off-balance sheet" liabilities) be properly disclosed to ABEV and Purchaser, and properly accrued on either the Historical Financials or the Closing Balance Sheet or disclosed herein, as the case may be. All contingent liabilities either not disclosed or disclosed on EXHIBIT 5E(II) shall be for the account of the Selling Parties for purposes of determining indemnification hereunder, and, if any such liability is paid by ABEV and Purchaser, then, such payment shall be deemed accrued on the books of the Business as of September 30, 1996 for the purpose of retroactively adjusting the Purchase Price. Furthermore, should such undisclosed liability be deemed a recurring operating expense of the Business, then for indemnification purposes and otherwise, the Purchase Price shall be deemed to have been reduced Four Dollars ($4.00) for every dollar of such operating expense, to be paid in cash from Sellers to Purchaser.

                           (iii) All reserves and allowances included or to be included in the Historical Financials and the Closing Balance Sheet are, and will be, adequate, appropriate and reasonable (in accordance with generally accepted accounting principles), as may be required by ABEV and Purchaser's outside auditors.

                           (iv) EXHIBIT 5E(IV) is a complete list (the
         "PAYABLES' LIST"), as sworn to by the Selling Parties, of every creditor of Seller, including taxing authorities (whether the liability to such creditor is accrued, absolute, contingent or otherwise), listed by name, address, amount of liability to such creditor, and whether such liability is disputed. The Payables' List shall be updated as of the Closing Date.

                  F. Absence of Changes. Except as otherwise listed on EXHIBIT 5F hereto or as expressly permitted to satisfy the conditions precedent herein, the Business has been operated only in the ordinary and regular course and there has not been, since June 30, 1996 and through the Closing Date there will not be, with respect to Seller: (i) any material and adverse change in its condition, financial or otherwise; (ii) any material and adverse damage, destruction or loss, whether or not covered by insurance; (iii) other than for purchases of inventory in the ordinary course of business, the incurring of any obligation or liability of any nature (whether absolute,

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accrued, contingent or otherwise and whether due or to become due) in excess of
$10,000.00; (iv) any transfer or application of any assets of Seller to the payment of any amount payable to or for its benefit or any of the following Persons ("SELLING PARTIES' AFFILIATES"): any member of the family of Owners or any Person which is controlled, directly or indirectly, by either Owner or by any member of the family of either Owner; (v) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Seller, or any direct or indirect redemption, purchase or other acquisition of any such stock; (vi) any organized labor negotiations, strike or work stoppage affecting the Business or any threat of the foregoing; (vii) any sale, transfer or other disposition of any tangible or intangible asset of Seller to any Person (except for (a) payments of third party obligations incurred in the ordinary and regular course of business, in accordance with the regular payment practice of Seller, and (b) sales of inventory in the ordinary and regular course of business); (viii) any termination or waiver of any rights of material value to the Business; (ix) the adoption of any statute, rule, regulation or order which materially and adversely affects the Business; (x) any increase in the compensation of, or benefits for, officers, employees, independent contractors or other Persons performing services for Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), having annual remuneration in excess of $40,000, except for increases in accordance with Seller's normal salary administration policies; (xi) any capital expenditure or commitment in excess of $20,000.00 for property, plant or equipment; (xii) any forward purchase commitments not completed by the Closing Date involving more than $20,000.00; (xiii) any material change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (xiv) any payment of any liability or obligation of Seller in excess of $5,000.00 sooner than in accordance with its usual or customary practices; (xv) any sale of goods or services to any customer where the payment for such goods or services allows for the payment therefor more than fifteen (15) days after the goods or services have been provided to such customer; or (xvi) any commitment, obligation or understanding to do any of the foregoing.

                  G. Tax Matters. Seller has filed, and will timely file, all tax returns and reports required to be filed and, in respect of any period ending prior to or which includes the Closing Date, has paid, or has set up an adequate reserve for the payment of, all taxes required to be paid or anticipated to be payable, which reserve either is reflected in the Historical Financials or will be reflected in the Closing Balance Sheet, as the case may be. All tax returns of Seller for the last five (5) years have been delivered to ABEV and Purchaser, and there have been no audits of such returns. Seller has no liability for any taxes in excess of the amounts so paid or reserves so established. Seller has properly withheld and paid, and will properly

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withhold and pay, all payroll or similar taxes. Seller is not delinquent in the payment of any tax, assessment, penalties or interest and it has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. All tax returns filed or to be filed are, or will be, true, complete and correct. There are no tax liens on any of the Assets. No deficiencies for any tax, assessment, penalties or interest have been proposed, asserted, assessed or, to the knowledge of Owners, threatened against Seller which would not be covered by existing reserves and, as of the date hereof, no requests for waiver of the time to assess any such tax are pending. Seller is not currently involved in an audit and, to the knowledge of Owners, none are threatened. None of the Selling Parties have given or been requested to give waivers of any statute of limitations relating to the assessment or payment of any taxes for any taxable period. As of the Closing Date, all taxes collected under color of law will have been remitted to the proper taxing jurisdiction. For purposes hereof, the term "TAX" shall include all Federal, state, local and foreign taxes, assessments, and all franchise, sales, use, occupation, property, excise or other taxes of any nature whatsoever, and governmental charges, including penalties and interest relating to the foregoing. Seller does not have, and will not have, any obligation of any nature to indemnify either Owner for tax liabilities owing due to the intentional acts of either Owner.

                  H.       Property Owned, Leased or Licensed.

                           (i) PART A OF EXHIBIT 5H(I) contains a list of all real estate leased by Seller (collectively, the "REAL ESTATE") and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options). Seller does not own any fee interest in any real property and has no understandings, agreements or commitments to purchase any.

                                    (a) True and complete copies of all leases
          relating to the Real Estate have been delivered to ABEV and Purchaser. The Selling Parties know of no interior or exterior structural defects or other defects in the buildings or improvements thereto or in the plumbing, electrical, mechanical, heating, ventilating, air-conditioning, sprinkler or other systems thereof. To the knowledge of Owners, PART B OF EXHIBIT 5H(I), or the environmental assessment or an update thereof to be delivered, at Owners' cost, to ABEV and Purchaser (along with the update, the "ENVIRONMENTAL Report") with respect to the Real Estate, sets forth the location of all underground or below grade storage tanks, pumps, piping, dispensers, or any retention pits located on any part of the Real Estate, and a list of all documents, notices, test reports or other information relating thereto including a description of substances stored therein. In

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          addition, at the Closing, each of the Selling Parties will deliver a
          Certificate (the "ENVIRONMENTAL CERTIFICATE") which details all known or suspected environmental concerns with respect to the Real Estate and the operation of the Business not expressly detailed in the Environmental Report or on PART B OF EXHIBIT 5H(I). The Environmental Certificate shall also detail the sources of information utilized by the Selling Parties therein.

                                    (b) With respect to the Real Estate: the
          lessor has good and indefeasible title in fee simple thereto and owns all buildings and other structures (excluding equipment and other fixtures which are owned by Seller) thereon; there are no unrecorded leases, Encumbrances, restrictions or other matters materially affecting title or the current use thereof and no Person (other than the lessor) has the right to impose or claim any interest whatsoever thereon, and, there are no covenants, conditions, restrictions or other title exceptions applicable thereto which are presently violated or which adversely affect the marketability thereof and there are no defects therein or thereon.

                                    (c) To Owners' knowledge, the Real Estate is
          not subject to or threatened with any requests, applications or proceedings to condemn, rezone or demolish all or any portion thereof. Seller has have obtained all permits and certificates necessary for the use and occupancy thereof and the improvements thereon and such use and occupancy is and has been in full compliance with all federal, state and local laws, rules and regulations. To the knowledge of
          Owners: (i) all water, sewer, gas, electric, telephone, drainage and other utility equipment, air conditioning, heating, ventilation and all other facilities and services (collectively, the "SERVICES") required by law or necessary for the operation of the Real Estate as it is now being operated are installed and connected pursuant to valid permits, are adequate to service such Real Estate, and are in good operating condition and repair, and (ii) no material fact or condition exists which would result in the termination or impairment in the furnishing of any Service.

                                    (d) None of the Selling Parties have
          received notice of and have no awareness of any currently due, pending or threatened general or special assessments, taxes, litigation or governmental proceedings against or affecting or which may affect the Real Estate. The most recent taxes and assessments with respect to the Real Estate are set forth in PART C OF EXHIBIT 5H(I).

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                                    (e) To Owners' knowledge: each parcel of
          Real Estate consists of one contiguous parcel, abuts on and has direct vehicular access to a dedicated thoroughfare, and none of the Real Estate is in an area designated as being subject to flood hazards or risks.

                                    (g) With respect to the leases covering the
          Real Estate, such leases are in full force and effect, are valid and binding obligations of the parties thereto, have not been amended and are enforceable against the parties thereto in accordance with the terms thereof. There are no defaults (alleged or actual) by either party to such leases and no event has occurred which with due notice or lapse of time or both would constitute a default. None of the Selling Parties has any obligation to pay brokerage commissions or other compensation in connection with such leases.

                           (ii) EXHIBIT 5H(II) contains a list of each item of machinery, equipment, tooling, office furniture, automobiles, trucks and other fixed assets owned or leased by Seller (collectively, the "M&E") and all locations thereof EXHIBIT 5H(II) also contains a list and brief description of each lease or other agreement under which Seller pays in excess of $5,000.00 annually to lease, license, hold or operate any of the M&E. Copies of all leases relating to any item of M&E have been delivered to ABEV and Purchaser. The M&E will, individually or in the aggregate, be fit for such assets' intended use as of the Closing Date.

                           (iii) None of the Selling Parties has any right, title or interest in and to any (a) nongovernmental licenses, franchises, distribution or other similar rights, or (b) trademarks, trade names (except for Seller's corporate name and trade name and recipes), service marks, copyrights, know-how, software, written, magnetic and storage media, inventions, designs, models, processes, patents or any other proprietary rights and applications for any of the foregoing. With respect to Seller's trade name and recipes, none of the Selling Parties pays any royalty with respect to any of them, has the exclusive right to bring actions for the infringement thereof and has not granted any rights of any nature in any of them to any Person. No product made or sold by Seller or for its benefit violates any license, franchise or distribution agreement or infringes any trademark, trade name, service mark, copyright, know-how, trade secret or patent of another Person.

                  I. Insurance. Seller has maintained and presently maintains in effect insurance covering the Assets and the Business from

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reasonably foreseeable losses and any liabilities or risks relating thereto and such insurance coverage shall be maintained by Seller through the Closing Date.
EXHIBIT 5I hereto sets forth a complete and accurate schedule (including the type of policy, the policy number, the limits of coverage, the carrier, the insurance agent or broker and the expiration date) of all insurance policies, letters of credit or performance bonds held or issued by or on behalf of Seller and now in force and those contemplated (including, without limitation, comprehensive general liability, personal liability, comprehensive general casualty and extended coverage, automobile, machinery, fire and lightning, title, endowment, life, workers' compensation and fidelity bond coverage) (collectively, the "INSURANCE POLICIES") and insurance agents and/or brokers providing such insurance coverage. Except as disclosed on EXHIBIT 5I, such coverage frilly complies with all contractual requirements of the Business and Seller has not forfeited or waived any claim under any Insurance Policies and each has fully complied with the terms and conditions thereof. The products liability, personal injury and property damage insurance maintained has been on an "OCCURRENCE" basis during the five-year period prior to the Closing Date.
EXHIBIT 5K (sets forth all property damage or personal injury claims asserted against Seller during the past three years, or otherwise still pending. Except as otherwise set forth on EXHIBIT 5K, all of such claims have been and are being defended by insurance carriers or indemnitors without reservation and are or will be completely covered by the Insurance Policies. None of the Selling Parties has received notification, either directly or indirectly, from any insurance carrier, denying or disputing any claim made by Seller, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increase with respect to any Insurance Policies. Seller has no pending or anticipated claim against any of the insurance carriers under any of such policies and there has been no, to the knowledge of Owners, actual or alleged, occurrence of any kind which may give rise to any such claim.

                  J. Agreements, Etc. EXHIBIT 5J contains a list of all written, and brief description of all oral, contracts, agreements, leases, understandings, commitments, licenses, letters of credit, instruments and obligations, the open purchase and sales orders journals, if any, as of the beginning of business on the date hereof (which journals shall be updated as of the Closing Date), and other instruments and obligations not listed on another Exhibit or schedule hereto (unless excluded therefrom due to the dollar amount involved) affecting the Business in any manner whatsoever (collectively, the "CONTRACTS"). With respect to the Contracts, except as otherwise set forth on such EXHIBIT 5J: (i) all are in full force and effect, have not been modified or amended, and constitute legal, valid and binding obligations of the respective parties thereto, (ii) Seller has, in all material respects, performed all of the obligations required to be performed by it to date and is not in default or, to the Owners' knowledge, alleged, to be in default in any respect thereunder, no party has been released from any obligation thereto and there exists no event, condition or occurrence which, with or without notice, lapse of time or the occurrence of any other event, would constitute a default thereunder by Seller or, to Owners' knowledge, would constitute a default on the part of any other party thereto, (iii) the continuation, validity and effectiveness under the current terms thereof (including the current rentals under any leases or licenses) will in no way be affected by the transactions contemplated hereby, or, if any would be affected without a consent or waiver, the Selling Parties shall cause an appropriate consent or waiver respecting such transfer to be delivered to ABEV and Purchaser prior to the Closing Date at no cost or other adverse consequences to Seller, ABEV or Purchaser; and (iv) none require the payment or performance of material considerations by Seller on or after the Closing Date without the receipt of consideration of commensurate value, within the meaning of applicable fraudulent conveyance laws or decisions. The Selling Parties have furnished to ABEV and Purchaser complete copies of all written Contracts and complete written summaries of all oral Contracts described on any Exhibit hereto. Seller is not restricted by any agreement to which it is a party from carrying on the Business anywhere in the world. The Contracts confer on Seller all rights necessary to enable it to conduct the Business as now being conducted (as well as any expansion thereof now contemplated) and none imposes upon it any unduly or extraordinary burdensome obligation.

                  K. Litigation and Claims, Etc. Except as set forth on EXHIBIT 5K, there are no personal injury, product liability or other actions, suits, claims, investigations or legal or administrative or arbitration proceedings of any nature pending or, to the knowledge of Owners, threatened, against or involving any of the Selling Parties, the Assets, the Business or products, whether at law or in equity, or before or by any foreign, federal, state, municipal or other governmental or quasi-governmental instrumentality. Attached to EXHIBIT 5K are (i) all service bulletins or similar notices to customers, vendors or the public at-large and other Persons which discusses or notifies such Persons about problems with Seller's products, and (ii) all notes from all technical or engineering meetings (or the like) which relate in any way to problems or potential problems of any nature with respect to such products. To the knowledge of Owners, there is no basis for any other such action, suit, claim, investigation or proceeding, and except as set forth on EXHIBIT 5K, none of the foregoing has been pending during the last three years. There are no outstanding orders, decrees or stipulations issued by any foreign, local, state or federal judicial or governmental or quasi- governmental authority to which any of the Selling Parties is or was a party or by which any is or was bound. The insurance coverages in the Insurance Policies are adequate in character and amount to pay all liabilities relating to the matters described in EXHIBIT 5K. EXHIBIT 5K also details all "recalls" or similar measures or public notices which occurred on or after January 1, 1995, and details Seller's system for handling claims, whether under warranties or otherwise, and also lists all such claims made in the last three years.

                  L.       Compliance; Governmental Authorizations; OSHA.

                           (i) Seller is in compliance, in all material respects, with all federal, state and local laws, ordinances, regulations, permits, licenses, decrees, judgments and orders applicable to the Business, and has all foreign and United States, federal, state and local governmental licenses and permits necessary for the conduct of the Business as presently conducted or contemplated; such licenses and permits are legally valid and in full force and effect; no violations are or have been recorded in respect of any thereof; and no proceeding is pending or, to the knowledge of Owners, threatened, to revoke or limit any thereof. EXHIBIT 5L contains a list and description (including subject matter and termination information) of: (a) all such governmental licenses and permits (none of which will be affected by the transactions contemplated hereby, unless otherwise indicated on said Exhibit); and, (b) all consents, orders, decrees and other compliance agreements under which Seller is operating or bound, copies of all of which have been furnished to ABEV and Purchaser.

                           (ii) The Selling Parties have furnished to ABEV and Purchaser copies of all written reports in their control or possession of inspections relating to the Business and properties from January 1, 1994 through the date hereof under the Occupational Safety and Health Administration Act, as amended, or comparable state legislation and all other applicable foreign and United States federal, state and local health and safety laws and regulations or any other law, rule or regulation that either Seller or the Business is subject. To the knowledge of Owners, there have been no other similar inspections. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been corrected, or will be corrected by the Closing. To the knowledge of Owners, there is no other safety, health, environmental or other material problem or concern relating to the Business.

                  M. Inventories. The inventories of Seller included on the Historical Financials and to be included on the Closing Balance Sheet consist only of finished goods and are and will be valued at the lower of cost or market value, net of reserves. Such inventories are all usable in the ordinary and regular course of the Business, and are fit and sufficient for the purpose for which they were purchased. All excess and obsolete items have been written down to net realizable value, or written off, and all obsolete, damaged or spoiled items have been destroyed. The inventories which were in transit on the date hereof, and the inventories which are in transit on the Closing Date do not and will not include any items which are damaged, spoiled or below standard quality (except items for which Seller will receive credit or replacement from the manufacturer or shipper thereof). Seller has exercised, and through the Closing Date will exercise, its best efforts to have, the proper amount of inventories to conduct the Business consistent with past practices. All inventories are located at either the Real Estate or are on trucks being delivered to the Companies' customers. Seller's inventories do not have any allocation of overhead except as specifically disclosed on EXHIBIT 5M. Except as specifically disclosed on EXHIBIT 5M, the inventory consists of items of quality and quantity usable in the normal course of the Business. The Selling Parties will provide to ABEV and Purchaser a list of all inventory (the "INVENTORY LIST") on hand as of the end of the monthly accounting period ending closest to the Closing Date, which list will comply with all of the requirements contained in Sections 5D and 5M hereof.

                  N. Employee Matters. Seller has generally enjoyed a good employer-employee relationship with their respective employees. Seller has accrued on the Historical Financials, and will accrue, adequate reserves on the Closing Balance Sheet, for all wages, salaries, contractual bonuses, vacation pay and other direct and indirect compensation earned by, or accrued for the benefit of, all employees (whether or not vested or payable by such date). The Closing Balance Sheet will also include accruals for year end contractual bonuses, pension and profit sharing contributions, and any other adjustments which might normally be made only at year end. Upon termination of the employment of any employee of Seller, none of it, ABEV or Purchaser will incur any liability for any severance or termination pay, pension or profit-sharing benefit or other similar payment under Seller's practices or policies in effect on or prior to the Closing Date. Except as set forth on EXHIBIT 5K, there are no controversies pending or, to the knowledge of Owners, threatened by any of Seller's employees, former employees, job applicants or any association, group or other Person or Persons regarding any of the Selling Parties' employment practices or policies.

         Seller is not a party to or bound by any employment or consulting agreement, any collective bargaining agreement or any other agreement with a labor union. There is not pending or, to the knowledge of Owners, threatened any labor dispute, strike or work stoppage (whether by their own employees or another Person's employees) which may affect the Business or which may interfere with its continued operation. Seller has complied with all laws, rules and regulations in connection with all employment matters, including without limitation, hiring and firing of employees, wage matters, collective bargaining matters, and matters relating to the National Labor Relations Act and the Workers Adjustment and Retraining Notification Act, and to Owners' knowledge, there are no activities or proceedings of any labor union to organize any employees thereof. During the twelve-month period preceding the date hereof, there have not been any significant labor troubles involving employees of Seller and there are no significant threats of work stoppages by such employees.

         EXHIBIT 5N contains a list of all directors, officers, managers, employees, consultants, independent contractors and other Persons rendering any service to Seller who, during the 1996 fiscal year, are expected to receive remuneration in excess of $25,000, together with the current job title and aggregate remuneration rate (bonus and salary) for each such person, as well as the total remuneration paid to date and expected amount of remuneration in 1996. Other than Owners, there are no Persons who receive an aggregate of $25,000 or more from both Seller and GFI.

                  O.       EMPLOYEE BENEFIT PLANS.

                           (i) Except as is described in EXHIBIT 5O(I), neither any of the Selling Parties nor any current or former Plan Affiliate of any of the Selling Parties has at any time had any liability with respect to any of the following (whether written, unwritten or terminated): (a) any "employee welfare benefit plan," as defined in
         Section 3(1) of ERISA, (b) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, or (c) any other plan, policy, program, arrangement or agreement providing employee benefits (or other similar benefits) to former employees, dependents, beneficiaries, directors or independent contractors, including, but not limited to, any bonus or incentive plan, stock option, restricted stock, stock bonus plan, salary reduction agreement, change-of-control agreement, severance agreement, material fringe benefit program, short-term disability plan or sick leave, personnel policy, vacation time, holiday pay, moving expense reimbursement program, employment agreement or consulting agreement which could result in ABEV or Purchaser having any liability, whether direct or indirect.

                           (ii) As used herein, the following terms shall have the following respective meanings: (a) the term "EMPLOYEE PLAN" shall mean any plan, policy, program, arrangement or agreement described in
         Section 5O(i), whether or not scheduled; and (b) the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                           (iii) With respect to any person or entity ("FIRST PERSON"), the term "PLAN AFFILIATE" shall mean any other person or entity with whom the First Person constitutes all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

                           (iv) No Employee Plan (a) is subject to Title IV of ERISA, (b) is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Code Section 413(c) or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, or (c) provides any welfare-type benefits for retirees or former employees, or their spouses or dependents (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code.

                           (v) A complete copy of each written Employee Plan as amended to the Closing, together with Form 5500 Annual Reports for the three (3) most recent plan years, if any; a copy of any funding vehicle with respect to each such plan; a copy of the most recent determination letter with respect to such plan (if any); have been delivered to ABEV and Purchaser. A description of the material terms of any unwritten Employee Plan is set forth in EXHIBIT 5O(v). No person has made any statement, whether oral or in writing, regarding any Employee Plan which will result in any liability to ABEV or Purchaser in excess of any liability previously disclosed pursuant to this paragraph.

                           (vi) Each Employee Plan (a) has been and currently complies in form and in operation in all respects with all applicable requirements of ERISA and the Code and any other applicable Federal and state laws, (b) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (c) has been and is operated in compliance with the applicable requirements of the Code and ERISA in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (d) where applicable, has received a favorable determination letter from the Internal Revenue Service.

                           (vii) With respect to each Employee Plan, no person has: (a) has entered into any nonexempt "prohibited transaction," as such terms is defined in ERISA or the Code; or (b) has breached a fiduciary obligation; which could subject ABEV or Purchaser to any liability.

                           (viii) With respect to each Employee Plan all required or recommended contributions, payments, premiums, contributions, reimbursements, expenses, accruals or other liabilities for all periods ending prior to or as of June 30, 1996 (including periods from the first day of the then current plan year to such date)
         (a) have been frilly satisfied, (b) will be accrued as of such date, or
         (c) are subject to a funding arrangement separate from the assets of Seller or any of its Plan Affiliates.

                  P. Transactions with Related Parties. EXHIBIT 5P lists all amounts directly or indirectly paid (or deemed for accounting purposes to have been paid) or to be paid by any of the Selling Parties, to, or received by any of the Selling Parties from any Person which is controlled by, controls, or under common control with, directly or indirectly, any of the Selling Parties during the current and the last fiscal year for products or services (including any charge for management, interest, capital employed, administrative, purchasing, financial or other services) related in any way to the Business. For purposes of this Section, the term "SELLING PARTIES" shall include any and all of the "SELLING PARTIES' AFFILIATES."

                  Q. Accounts and Notes Receivable. EXHIBIT 5Q contains an aged list of unpaid accounts and notes receivable (the "RECEIVABLES") owing to Seller as of a date not more than four (4) business days prior to the date hereof, with the address of the Business' trade debtors. ABEV and Purchaser shall be furnished with an updated schedule of Receivables and any other information relating thereto as ABEV and Purchaser shall reasonably request on reasonable advance notice. All of the Receivables reflected on the Historical Financials and to be reflected on updated Receivables Schedules and the Closing Balance Sheet constituted and will constitute only valid claims against third parties not affiliated with any of the Selling Parties. The schedule of Receivables also highlights trade debtors of Seller with principal places of business outside of the continental United States. The Receivables arose or will arise from bona fide transactions in the ordinary and regular course of Business and all (subject to the reserve for bad debt) are collectible within thirty (30) days after they arose or will arise (except with respect to the Receivables due and owing from Wal-Mart and Kroger, which Receivables are collectible within sixty
(60) days after they arose or will arise), and are not subject to any defenses, set-offs or counterclaims. The Historical Financials do, and the Closing Balance Sheet will, include reserves for bad debt reasonably based on past customer performance. Except as listed on EXHIBIT 5Q, Seller does not sell, and does not contemplate selling, products directly to the United States of America or any branch, agency or subdivision thereof. EXHIBIT 5Q also highlights those customers of the Business whose accounts have been more than thirty (30) days past due repeatedly over the past six (6) months.

                  R. Customers and Suppliers. EXHIBIT 5R is a list of the ten
(10) largest customers (measured by U.S. dollar volume in each case) of the Business during the 1995 and 1996 (to date) fiscal years and the last twelve
(12) months showing, with respect to each, the name, address and dollar volume involved. Seller is not required to provide any bonding, guaranty or other financial security arrangements in connection with any transactions with any of their customers, except as described on EXHIBIT SR. Owners have no knowledge or reason to believe that as a result of the transactions contemplated hereby or otherwise, any customer listed on EXHIBIT SR intends to cease or substantially reduce, the purchase of goods or services from ABEV and Purchaser on terms and conditions similar to those imposed on purchases from Seller prior to the date hereof. The Selling Parties do not know of any claims or disputes pending, contemplated or threatened with respect to any of the parties referred to in
EXHIBIT 5R and none are concerned about the financial viability of any of such parties. Seller's sole and exclusive supplier of inventory is GFI.

                  S. Miscellaneous Assets. The Assets do not and will not include (i) any contracts for future services or prepaid items or deferred charges, the substantial value or benefit of which will not be usable by ABEV and Purchaser after the Closing Date, and (ii) any goodwill, organization expense or other intangible asset.

                  T. Bank Accounts; Officers; Directors; Credit Cards. EXHIBIT 5T is a list of all bank accounts, safe deposit and post office boxes and the like in the name of or controlled by any of the Selling Parties with respect to the Business and details about the Persons having access thereto. EXHIBIT 5T also lists all officers, directors and managers of Seller and all credit or debit cards under which it has or may have current or future liability and the names of the Persons holding such cards.

                  U. Business Generally. Other than for events effecting the economy or Seller's industry in general, since January 1, 1996, to the knowledge of Owners, there have been no events, transactions or information affecting or relating to Seller or the Business which could be reasonably expected to have a material and adverse effect on the Business.

                  V. Reports and Studies. EXHIBIT 5V lists all reports and studies relating to the Business or the sale thereof in the possession or control of any of the Selling Parties prepared for the officers, directors, management, stockholders and agents of the Selling Parties since January 1, 1995 by investment bankers, investment advisors, accountants, engineers, environmental consultants, management consultants or any other Persons.

                  W.       Environmental Matters.

                           (i) None of the Selling Parties has transported, stored, treated or disposed, and none has allowed or arranged for any other Person to transport, store, treat or dispose waste to or at: (a) any location other than a site lawfully permitted to receive such waste for such purposes or (b) any location designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), or any similar federal, state or local statute; and none has performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination of the environment. None of the Selling Parties has disposed, and none has allowed or arranged for any other Person to dispose, of waste upon property owned or leased by any of them.

                           (ii) (a) No generation, use, handling, storage, treatment, Release (as defined below), discharge, spillage or disposal of any Hazardous Waste, Hazardous Substance or Hazardous Chemical (as defined below) has occurred or is occurring at any site or Facility (as defined below) at any time owned, leased or operated, directly or indirectly, by any of the Selling Parties, (b) no Hazardous Waste or waste containing any Hazardous Substance or Hazardous Chemical generated, used, handled, stored or treated by Seller has been stored, Released, discharged, spilled or disposed of at any site or Facility at any time owned, leased or operated, directly or indirectly, by any of the Selling Parties, and (c) no site or Facility, at any time, owned, leased or operated, directly or indirectly, by any of the Selling Parties is or has been the site of any industrial facility, dump or landfill.

                           (iii) No soil or water in, upon, under or adjacent to any site or Facility at any time owned, leased, or operated, directly or indirectly, by any of the Selling Parties has been contaminated by any Hazardous Waste, Hazardous Substance or Hazardous Chemical and no such site constitutes a nuisance of any kind or nature.

                           (iv) None of the Selling Parties has received notification of any past or present failure by Seller to comply with any laws, regulations, permits, franchises, licenses or orders applicable to it or the Business, which have not been remedied, cured or complied with. Without limiting the generality of the foregoing, none of the Selling Parties has received any notification (including requests for information directed to any) from any governmental or quasi-governmental agency or Person asserting that Seller is or may be a "potentially responsible party" for a remedial action at any Facility, pursuant to the provisions of CERCLA, or any similar federal, state or local statute assigning responsibility for the costs of investigating or remediation of Releases of contaminants into the environment.

                           (v) For purposes of this Agreement, the terms "Hazardous Waste", "Hazardous Substance", "Hazardous Chemical", "pollutant", "contaminant", "Release" and "Facility" include any "hazardous waste", "hazardous substance", "pollutant", "contaminant" and "facility", respectively, within the meaning of RCRA, CERCLA, the Emergency Planning and Community Rights to Know Act of 1986, as amended, or any other federal, state or local law, rule or regulation adopted pursuant thereto or otherwise relating to the disposal of Hazardous Wastes or the cleanup of sites at which Hazardous Substances have been released or the environment in general.

                           (vi) EXHIBIT 5W(VI) is a list of (a) locations (identified by address, owner/operator, type of facility, type of waste, and period of time the Facility was used) to which Seller has, during the past three (3) years, transported, or caused to be transported, or allowed or arranged for any other Person to transport, any type of waste material, generated by either or its customers, for storage, treatment, burning, recycling or disposal and (b) storage, treatment, burning, recycling or disposal activities which either has undertaken, during the past three (3) years, at locations then or presently owned or occupied by either together with such other relevant information concerning such locations as would enable ABEV and Purchaser to determine whether either has any liability for such locations and the activities thereon, including, but not limited to, property address, nature of either's interest in the property, current owner of the property, nature of the activity conducted at such location, type and form of waste, estimated volume of waste disposal on or in ground, and period of time the activity was conducted.

                  X Brokers and Finders. Except for The March Group, LLC, whose commission shall be borne entirely by Owners, none of the Selling Parties nor any officer, director or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and, except as stated above, no broker or finder has acted directly or indirectly for any of the Selling Parties in connection with this Agreement and the transactions contemplated hereby.

                  Y. Material Disclosures. No representation, warranty, covenant or agreement by the Selling Parties contained herein, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to ABEV and Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto and all writings furnished to ABEV and Purchaser hereunder or in connection with the transactions contemplated hereby are accurate, true and complete. All representations, warranties, covenants and agreements made by the Selling Parties herein and all other agreements and instruments delivered in connection herewith or pursuant hereto and facts and information contained in the Exhibits and Schedules shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date. There are no facts, conditions, or aspects relating to the past or present operations of Seller and the Business which are not set forth herein which would have a material adverse affect upon the operation of the Business after the Closing Date or ABEV and Purchaser's investment decision in consummating the transactions contemplated hereby, and none of the Selling Parties know of any fact, event or action which could result in a material adverse change in the Business, prospects, financial condition or results of operations of Seller and the Business or the operation or ownership of the Assets by ABEV and Purchaser following the Closing. The records of Seller relating to the Business are accurate and complete in all material respects and there are no matters as to which appropriate entries have not been made in such records.

         6. ABEV AND PURCHASER'S REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS. Each of ABEV and Purchaser hereby jointly and severally, represents and warrants to, covenants and agrees with, the Selling Parties, now and as of the Closing Date, as follows:

                  A. Organization, Standing and Power. Each of ABEV and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each has all requisite power and authority to own, lease and operate the Assets and to carry on the Business after the transactions contemplated hereby. Each of ABEV and Purchaser has the full power and authority to enter into this Agreement and perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby.

                  B. Authorization. This Agreement and all writings relating hereto to be executed and delivered by ABEV and Purchaser have been duly authorized by all necessary action and constitute the valid and binding obligations of ABEV and Purchaser, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith on behalf of ABEV and Purchaser have been duly authorized to execute all of such documents on behalf thereof. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by ABEV and Purchaser of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a material breach of the Certificates of Incorporation or By-Laws of ABEV and Purchaser; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any nature to which either ABEV and Purchaser is a party or by which its assets may be bound or affected, or, except as consented to by ABEV and Purchaser, result in the creation of any Encumbrance against or upon any of their assets under any agreement or writing to which either is a party or by which either or their assets may be bound or affected; or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of either ABEV and Purchaser. Other than LaSalle National Bank, no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by ABEV and Purchaser hereof or any writing relating hereto or the consummation of the transactions-contemplated hereby or thereby.

                  C. Brokers and Finders. Neither ABEV and Purchaser nor any officer, director or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and except as stated above, no broker or finder has acted directly or indirectly for ABEV and Purchaser, in connection with this Agreement and the transactions contemplated hereby.

                  D. Material Disclosures. No representation, warranty, covenant or agreement by ABEV and Purchaser contained herein, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to any of the Selling Parties in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto and all copies of all writings furnished to the Selling Parties hereunder or in connection with the transactions contemplated hereby are accurate, true and complete. All representations, warranties, covenants and agreements made by ABEV and Purchaser herein and facts and information contained in the Exhibits and Schedules shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date. There are no facts, conditions, or aspects relating to the past or present operations of ABEV and Purchaser which are not set forth herein which would have a material adverse affect upon the operation of the Business.

         7. CLOSING TRANSACTIONS. On the Closing Date (or on a date otherwise indicated herein):

                  A. The Selling Parties shall deliver or cause to be delivered to ABEV and Purchaser:

                           (i) Such bills of sale, endorsements, assignments, receipts and other instruments, in such form as are reasonably satisfactory to ABEV and Purchaser, to evidence that the Assets are transferred to Purchaser free and clear of all Encumbrances.

                           (ii) Such keys, lock and safe combinations, and new bank signature cards and other similar items as ABEV and Purchaser shall require to obtain full occupation and control of the Assets and Business.

                           (iii) The Certificates required by Sections 9A and 9B hereof.

                           (iv) The legal opinion of counsel to the Selling Parties, in substantially the form as Schedule D attached hereto.

                           (v) Certificate(s) of good standing of Seller certified by the Secretary of State of Kentucky and all other states in which Seller is qualified to transact business as a foreign corporation, dated within thirty (30) days of the Closing Date.

                           (vi) A copy of the Articles (or Certificate) of Incorporation of Seller, certified by the Secretary of State of Kentucky within thirty (30) days of the Closing Date.

                           (vii)    Possession of the Real Estate.

                           (viii) Such estoppel letters as are reasonably requested by ABEV and Purchaser, including those to be executed and delivered by the landlords of the Real Estate, in form and substance acceptable to ABEV and Purchaser's counsel.

                           (ix) All consents, waivers and releases necessary, required or appropriate to consummate the transactions contemplated hereby.

                           (x) Uniform Commercial Code Tax, Lien and Judgement Search results showing to the reasonable satisfaction of ABEV and Purchaser that all Encumbrances, if any, on the Assets have been released.

                           (xi) An Authorization of Inspection, in form and substance acceptable to ABEV and Purchaser.

                           (xii) Certificates of Title, as appropriate, evidencing Seller's ownership of the Assets, endorsed for transfer.

                           (xiii) The Closing Balance Sheet, and, as updated to the end of the accounting period ended closest to the Closing, the Inventory List, an updated Payables' List and an updated schedule of Receivables.

                           (xiv) Certified copies of resolutions duly and unanimously adopted by Seller's Board of Directors and Shareholders unanimously approving the transactions contemplated by, and authorizing the execution, delivery and performance by Seller of, this Agreement, and a certificate as to the incumbency of officers of Seller executing any instrument or other document delivered in connection with such transactions.

                           (xv) Such documents and instruments as are necessary to grant Purchaser, and no other Person, the right to use all trade names currently used by Seller.

                           (xvi) Results of environmental assessments evidencing and indicating no environmental risk with respect to the Real Estate.

                           (xvii) Such other documents as the ABEV and Purchaser may reasonably request.

                  B. ABEV and Purchaser shall deliver or cause to be delivered to the Selling Parties:

                           (i)      The Purchase Price.

                           (ii) The Certificates required by Sections 10A and 10B hereof.

                           (iii) Certified copies of resolutions duly adopted by ABEV and Purchaser's Board of Directors approving the transactions contemplated by, and authorizing the execution, delivery and performance by ABEV and Purchaser of, this Agreement, and a certificate as to the incumbency of officers of ABEV and Purchaser executing any instrument or other document delivered in connection with such transactions.

                           (iv) Certificates of good standing of ABEV and Purchaser certified by the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

                           (v) A copy of the Certificate(s) of Incorporation of ABEV and Purchaser, certified by the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

                           (vi) The legal opinion of Tom D. Wippman, P.C., counsel to ABEV and Purchaser, in the form of Schedule E, attached hereto.

                           (vii) Such other documents as the Selling Parties may reasonably request.

         8.       CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

                  A. Access to Records and Properties of Seller. From and after the date hereof until the Closing Date, the Selling Parties shall afford (i) to all representatives of ABEV and Purchaser, free and full access at all reasonable times to the assets, properties, books and records of Seller in order that ABEV and Purchaser may have full opportunity to make investigations of the assets and affairs of Seller, and to such additional data and other information about the Business and properties of Seller as ABEV and Purchaser shall reasonably request or that the Selling Parties believe in good faith ABEV and Purchaser would want to see in making its investment decision hereunder, and
(ii) to the accountants of ABEV and Purchaser, free and full access at all times to work papers and other records of Seller's accountants relating to the Business. Any such investigation made pursuant to clause (i) or (ii) shall not affect or otherwise diminish any of the representations, warranties, covenants or agreements of the Selling Parties hereunder or ABEV and Purchaser's rights to indemnification or otherwise. All information to which ABEV and Purchaser is given access shall be kept strictly confidential except as required by law, statute, rule or regulation and, should the transactions contemplated hereby fail to be consummated, all such information shall be returned to the Selling Parties.

                  B. Operation of Business of Seller. From the date hereof to the Closing Date, Seller shall operate only in the ordinary and regular course of business, consistent with past practices, and shall:

                           (i) consult with ABEV and Purchaser on a regular basis with respect to all decisions outside of the ordinary and regular course of business involving or otherwise which may have a material affect on the Business;

                           (ii) maintain the Assets in good repair, order and condition, reasonable wear and use excepted;

                           (iii) maintain and keep in full force and effect all Insurance Policies;

                           (iv) not, except as permitted under Section 5F: (a) enter into any contract or agreement binding upon either which is to be assumed by ABEV and Purchaser hereunder and which is not immediately terminable upon thirty (30) days notice without cost; (b) extend credit in the sale of the products or services other than in accordance with prior credit practices; (c) lease, buy or otherwise acquire any real estate or any interest therein; (d) increase any type of compensation payable or to become payable to any of employees, directors, agents or representatives; (e) make any change in its capital structure; (f) do any other thing or act described in Section 5F hereof; or (g) enter into any agreement, commitment or understanding to do any of the foregoing;

                           (v) not do anything outside of the ordinary course of business which has the intent or effect of changing the Purchase Price;

                           (vi) use its best efforts to preserve intact its business organizations, and to keep available to ABEV and Purchaser the services of all present officers, employees and agents and use its best efforts to preserve for ABEV and Purchaser the goodwill of suppliers, customers and others having business relations with Seller; and

                           (vii) maintain its books, accounts and records in a proper manner and in the usual, regular and ordinary manner on a basis consistent with prior years.

                  C. Supplements. From time to time prior to the Closing Date, the Selling Parties shall furnish to ABEV and Purchaser supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by the

Selling Parties or any information contained in any Exhibit or Schedule hereto then inaccurate or incomplete; the furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations, warranties, covenants or agreements of the Selling Parties hereunder. The furnishing of any supplemental information which is materially different than previously submitted information shall provide ABEV and Purchaser with the unilateral right to terminate this Agreement and any duties and obligations hereunder, without cost or liability.

         Notwithstanding the foregoing, ABEV and Purchaser acknowledges that the open purchase orders journals and open sales orders journals change in the ordinary and regular course of business; therefore, the Selling Parties shall only be obligated to provide ABEV and Purchaser with an updated list of such journals as of the beginning of business on the Closing Date.

                  D. Risk of Loss. With respect to any material loss, damage, condemnation or destruction of any of the Assets, upon any such loss, damage, condemnation or destruction, ABEV and Purchaser may at its option, cancel and terminate this Agreement or proceed as follows: if, in the event of any such material loss, damage or destruction prior to the Closing, ABEV and Purchaser elect not to terminate, the parties shall promptly attempt to agree on a mutually satisfactory reduction in the total price to be paid for the Assets, and the transaction shall be closed on the basis of such reduced price. If the parties are unable to agree on such reduced value within seven (7) days after notice to ABEV and Purchaser of such loss, damage, destruction or taking and ABEV and Purchaser are not willing to conclude the transaction by payment of the full price, then any party hereto may terminate this Agreement. In the event the parties agree to a mutually satisfactory reduction of the price and the transaction is closed on that basis, any insurance or condemnation proceeds shall be paid to and retained by Seller. In the event the parties do not agree to a mutually satisfactory reduction of the price, and ABEV and Purchaser elect to conclude the transaction by payment of the full price, any insurance or condemnation proceeds shall be paid to and retained by ABEV and Purchaser.

                  E. Consents, Waivers and Releases. The Selling Parties shall, at their own cost and expense:

                           (i) Provide all necessary or appropriate consents and comply with all provisions arguably relating to the transactions contemplated hereby, including all federal, state or local laws, rules and regulations;

                           (ii) Procure consents to the transactions contemplated hereby, waivers of rights from, or releases from:

                                    (a) all parties holding security interests
          on any of the Assets;

                                    (b) the stockholders and directors of
          Seller, which consent shall be deemed to have been granted as of the date hereof by Owners' execution hereof,

                                    (c) all other parties deemed necessary or
          appropriate by ABEV and Purchaser.

         All of such approvals, waivers, consents and releases shall be in form and substance satisfactory to ABEV and Purchaser and their counsel, in their sole discretion.

                  F.       [THIS SECTION INTENTIONALLY LEFT BLANK]

                  G. Distributions to Owners from Seller. Between the date hereof and September 30, 1996, there will not be, directly or indirectly, distributions or dividends of any kind or nature from Seller to either Owner or any Selling Parties' Affiliates except as permitted by ABEV. After September 30, 1996 and until the Closing, there will not be, directly or indirectly, distributions or dividends of any kind or nature from Seller to either Owner or any Selling Parties' Affiliates.

         9. CONDITIONS OF OBLIGATIONS OF ABEV AND PURCHASER. The obligations of ABEV and Purchaser to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  A. Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Selling Parties in this Agreement or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct in all material respects on the Closing Date, and ABEV and Purchaser shall have received a Certificate signed by the Selling Parties to that effect.

                  B. Performance of Obligations of the Selling Parties. The Selling Parties shall have performed all agreements and obligations required to be performed by them on or prior to the Closing Date, and ABEV and Purchaser shall have received a Certificate signed by the Selling Parties to that effect.

                  C. Consents, Waivers and Releases. The Selling Parties shall have obtained, or to the reasonable satisfaction of ABEV and Purchaser obviated the need to obtain, all consents, waivers and releases (including those described in Section 8E) from third parties necessary to execute and deliver this Agreement and consummate the transactions contemplated hereby. Also, ABEV and Purchaser shall have obtained the consent of ABEV and Purchaser's Board of Directors to execute and deliver this Agreement and consummate the transactions contemplated hereby.

                  D. No Litigation. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                  E. Absence of Changes. Except as otherwise listed on Exhibit 5F hereto, since January 1, 1996, the Business has been operated only in the ordinary and regular course and there has not been, and through the Closing Date there will not be, with respect to Seller, any thing or act described in Section 5F hereof, and there shall not have been, with respect to the Business, any adverse changes.

                  F. Completion of Review by ABEV and Purchaser. ABEV and Purchaser shall have completed their business, accounting, financial, environmental and legal review of the Business and Assets, and ABEV and Purchaser shall, in their sole and absolute discretion, be satisfied with the results of such investigation or otherwise waive this condition.

                  G. Financing and Additional Financial Matters. ABEV and Purchaser shall have procured financing in an amount and on terms and conditions that are satisfactory to ABEV and Purchaser, in their sole discretion. Also, as of the Closing Date, ABEV and Purchaser shall be satisfied that (i) Seller shall have paid all liabilities in the ordinary course of business, and (ii) for the period September 30, 1996 to the Closing Date, there shall have been no distributions of any nature whatsoever from Seller to Owners or any Selling Parties' Affiliates, except as permitted hereby. Finally, ABEV and Purchaser shall have received satisfactory evidence that as of September 30, 1996, all expenses which are or should have been accrued by Seller, as provided by ABEV's accountants, shall have been accrued (or paid), and, as of such date and the Closing Date, there shall be sufficient cash on hand to discharge such liabilities and accruals. Finally, ABEV and its accountants shall be satisfied that the only audit which is required of Seller under appropriate SEC guidelines is for the twelve-month period ended September 30, 1996.

                  H. Closing Documents. The Selling Parties shall have delivered, or shall have caused the delivery of, all appropriate documents and instruments described in Section 7 hereof.

         10. CONDITIONS OF OBLIGATIONS OF THE SELLING PARTIES. The obligations of the Selling Parties to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  A. Representations Warranties Covenants and Agreements . The representations, warranties, covenants and agreements of ABEV and Purchaser herein or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct in all material respects on the Closing Date, and the Selling Parties shall have received a Certificate signed by ABEV and Purchaser to that effect.

                  B. Performance of Obligations of ABEV and Purchaser. ABEV and Purchaser shall have performed all agreements and obligations required to be performed by it on or prior to the Closing Date, and the Selling Parties shall have received a Certificate signed by ABEV and Purchaser to that effect.

                  C. Consents Waivers and Releases. ABEV and Purchaser shall have obtained, or to the reasonable satisfaction of the Selling Parties obviated the need to obtain, all consents, waivers and releases from third parties necessary to execute and deliver this Agreement, buy the Assets and consummate the transactions contemplated hereby.

                  D. No Litigation. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                  E. Closing Documents. ABEV and Purchaser shall have delivered, or shall have caused the delivery of, all appropriate documents and instruments described in Section 7 hereof

         11. CLOSING NOT A WAIVER. The fact that the parties have chosen to consummate the transactions contemplated hereby shall not act or be deemed or construed as a waiver of either party or estop either party from pursuing their respective rights to indemnification hereunder or other remedies for any reason whatsoever.

         12.      POST-CLOSING COVENANTS.

                  A.       Restrictive Covenants.

                           (i) Nondisclosure. Each Owner acknowledges that he/she has been and will be entrusted with trade secrets, marketing, operating and strategic plans, customer and supplier lists, proprietary information recipes and other confidential or specialized data and/or information relative to the Business, whether now existing or to be developed or created after the Closing Date (collectively, "TRADE SECRETS"). Each Owner covenants and agrees that he/she shall at all times after the date hereof hold in strictest confidence any and all Trade Secrets that may have come or may come into his/her possession or within his/her knowledge concerning or related to the products, services, processes, recipes, businesses, suppliers, customers and clients of Seller and the Business and also that the Trade Secrets constitute Assets of Seller and not of any individual. Each Owner covenants and agrees that neither he/she nor any Person controlled by him/her will for any reason, directly or indirectly, for himself/herself or for the benefit of any other Person, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, Seller or any of its affiliates or otherwise relating to Seller or the Business, provided that either Owner may disclose Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that such Owner shall give ABEV and Purchaser notice of such order and any court pleading requesting such disclosure, in order to provide ABEV and Purchaser with an opportunity to prevent such disclosure or procure an appropriate protective order.

                           (ii) Customers and Trade Secrets. Each Owner acknowledges that customers and customer accounts and the Trade Secrets of Seller will, after the Closing, at all times be the sole and separate property of Purchaser, in which neither Owner has any rights whatsoever, and all activities of or work performed by either Owner for or on behalf of Purchaser after the Closing will be performed solely for the benefit of Purchaser and the goodwill resulting from such efforts by Owners is and at all times will be the sole and separate property of Purchaser, which goodwill is intended to be protected, in part, by this Section.

                           (iii) Non-Solicitation Non-Hire. Each Owner agrees that from the Closing Date and continuing for a period (the "NON-COMPETE PERIOD") of four (4) years from the Closing Date, neither he/she nor any person or enterprise controlled by him/her will solicit or hire or contract with, for employment, consulting or any other reason, any person (except family members) who was employed by ABEV, Purchaser or Seller or any of such parties' affiliates as a manager, sales person, officer, office head, buyer, driver, accountant/controller or other key employee at any time within one (1) year prior to the time of the act of solicitation, or hire.

                           (iv) Non-Competition by Owners. During the
         Non-Compete Period, each Owner agrees that neither he/she nor any person or enterprise controlled by him/her will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership or limited liability company, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage, directly or indirectly, in any enterprise which competes with the Business in any geographic area in which Seller currently, and the Purchaser subsequently, carries on such Business or contemplates or has the capability of doing business on the date of the acts described above, including the geographic areas set forth in Exhibit 12A(iv); provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of the stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. The Non-Compete Period shall be extended for that period of time during which either Owner is in violation of the covenants contained in this
         Section 12A.

                           (v) Relief, Reformation, Severability. Each Owner agrees that the covenants contained in this Section 12 are separate and are reasonable in their scope and duration and may be enforced by specific performance or otherwise. Neither Owner shall raise any issue of reasonableness as a defense in any proceeding to enforce any of the covenants herein. Notwithstanding the foregoing, in the event that a covenant included in this Section 12 shall be deemed by any court to be unreasonably broad in any respect, then, to the extent permitted, the court which makes such finding shall modify such covenant for the purpose of making such covenant reasonable in scope and duration. The validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected by any such modification.

                           (vi) Remedies. Each Owner acknowledges that any breach of the restrictive covenants herein will cause irreparable harm to ABEV and Purchaser, and that such harm will be difficult if not impossible to ascertain. Therefore, if any action or proceeding is commenced by or on behalf of ABEV or Purchaser to enforce the provisions hereof, they shall be entitled to equitable relief, including injunction, against any actual or threatened breach hereof, and any damages arising therefrom including, without limitation, reasonable fees of its attorneys and their support staff and all other costs and expenses incurred by either ABEV or Purchaser in good faith in connection therewith without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude ABEV or Purchaser from any other remedy. Each Owner hereby waives the claim or defense to an action for equitable relief by the other that ABEV or Purchaser has an adequate remedy at law or has not been or is not being irreparably injured by such breach. FURTHERMORE, EACH OWNER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE OF ANY NATURE ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RESTRICTIVE COVENANTS CONTAINED IN THIS SECTION 12 HEREOF. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                  B. Inventions. Owners shall and hereby do assign to ABEV and Purchaser their entire right, title and interest in all discoveries, computer programs, processes and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which have been or may be conceived by either of them or developed or acquired by either of them during the Non-Compete Period, which may pertain directly or indirectly to the Business. Each Owner agrees to promptly and fully disclose in writing all such developments. Each Owner acknowledges that all Trade Secrets and other ideas relating to the Business which were or will be conceived by him/her before the date hereof or during the Non-Compete Period have been, or shall be, assigned by them to Purchaser. Each Owner will, upon ABEV and Purchaser's request, execute, acknowledge and deliver to ABEV and Purchaser all instruments and do all other acts which are necessary or desirable to enable ABEV and Purchaser to file and prosecute applications for, and to acquire, maintain and enforce all letters, patents, trademark registrations, or copyrights or enforce all rights in any intangible or intellectual property in all countries.

                  C. Collection of Receivables. From and after the Closing, Purchaser shall have the sole right and authority to collect, for its own account, all of the Receivables, and to endorse in Seller's name, any checks or drafts received on account of any such Receivables or such other items. Each Owner agrees that he/she will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which he may receive after the Closing in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items related directly or indirectly to the Business.

                  D. Power of Attorney. Effective as of the Closing, each Owner hereby constitutes and appoints Merrick M. Elfinan, Alan F. Sussna or their successors and assigns, with the full power and right of substitution, as Owners' true and lawful attorney: (i) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as ABEV and Purchaser shall deem necessary or advisable; and (iii) to take all action which ABEV and Purchaser may reasonably deem proper in order to provide ABEV and Purchaser with all of the benefits relating to the Assets. Each Owner acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                  E. Subrogation of ABEV and Purchaser. In the event that ABEV or Purchaser shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by Seller on or prior to the Closing, ABEV and Purchaser shall be and hereby are each subrogated to any rights of Seller under such insurance coverage, and, in addition, each Owner agrees to promptly remit to ABEV and Purchaser any insurance proceeds which he/she may receive on account of any such liability or damage.

                  F. No Adverse Action. Neither Owners nor any of their agents or representatives shall take any action, directly or indirectly, that would in any way adversely affect ABEV and Purchaser's efforts to obtain all proper permits and authorizations necessary or appropriate to operate the Business in any manner deemed reasonable by ABEV and Purchaser.

                  G. Indemnification Matters. From and after the Closing, to the extent that either Owner has a right, either legal or equitable, to indemnification, subrogation or other similar right or remedy from Seller for any matter whatsoever, such Owner shall waive such right or remedy and shall not attempt, whether directly or indirectly, to enforce or collect such right or remedy at any time.

         13. INDEMNIFICATION. EACH OF THE TERMS AND CONDITIONS CONTAINED IN
SECTION 13 OF THE MERGER AGREEMENT IS HEREBY INCORPORATED HEREIN AS THOUGH FULLY SET FORTH HEREIN, AND ALL OF THE INDEMNIFICATION

DUTIES AND OBLIGATIONS OF THE SELLING PARTIES THEREIN ARE HEREBY DEEMED TO BE THE JOINT AND SEVERAL DUTIES AND OBLIGATIONS OF EACH SELLER HEREIN. FURTHERMORE, SELLERS AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION PROCESS AND PROCEDURES SET FORTH IN SECTIONS 13C-F, INCLUSIVE (INCLUDING RIGHTS OF SET- OFF), SHALL BE THE INDEMNIFICATION PROCESS AND PROCEDURES WHICH GOVERN SELLERS' JOINT AND SEVERAL INDEMNIFICATION OBLIGATIONS HEREIN.

         EACH OF THE SELLING PARTIES AGREES AND ACKNOWLEDGES THAT ANY MATTER GIVING RISE TO INDEMNIFICATION HEREUNDER SHALL GIVE RISE TO INDEMNIFICATION UNDER THE MERGER AGREEMENT, IT BEING THE PARTIES' INTENT TO "CROSS-DEFAULT" BREACHES AND DEFAULTS HEREUNDER WITH THE MERGER AGREEMENT.

         NONE OF THE FOREGOING REMEDIES SHALL BE MUTUALLY EXCLUSIVE.

         14. SURVIVAL OF REPRESENTATIONS WARRANTIES AGREEMENTS AND COVENANTS.

                  A. All representations, warranties, agreements and covenants made by any party hereto in this Agreement shall survive the Closing of the transactions hereunder.

                  B. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made, or the fact that such representations, warranties, agreements and covenants were made to such party's knowledge.

         15.      MISCELLANEOUS.

                  A. Manner of Closing. At the Closing, all transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed.

                  B. Access to Records. ABEV and Purchaser shall afford to Owners and their agents, the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of Seller having an effect on all periods prior to the Closing Date, in connection with tax and financial reporting matters and other bona fide business purposes, and ABEV and Purchaser shall use reasonable efforts to retain such books and records for a period of four (4) years from the date of such books and records.

                  C. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective executors, successors and assigns. Furthermore, should either Owner already have, or in the future create, a trust for his benefit or the benefit of any family member, then Owners' signatures below will constitute and, if necessary, such trust will execute such instruments as are necessary to evidence, such trust being jointly and severally liable for Owners' obligations hereunder. By Owners' execution hereof, each hereby acknowledges that any trust to which either has transferred, or in the future transfers, assets with the intent, purpose or effect of estate planning purposes or to avoid liability hereunder or of which either is the trustee or is a beneficiary, shall be jointly and severally liable for all of Owners' obligations hereunder, without the necessity for further action on any party's behalf Notwithstanding the foregoing, each Owner is prohibited from assigning his/her interests hereunder, by operation of law or otherwise. Each Owner hereby consents to a collateral assignment of ABEV's and Purchaser's rights hereunder to a lender, understanding that such lender shall have the ability to enforce the rights of ABEV and Purchaser granted herein.

                  D. Entire Agreement Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter, and supersedes all prior understandings and agreements. This Agreement may be amended only by a written instrument duly executed by the parties. Any reference herein to this Agreement shall be deemed to include the Exhibits and Schedules attached hereto. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

                  E. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  F. Notices. All notices, claims, certificates, requests, demands and other communications ("communications") hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed (by registered or certified mail, postage prepaid) or sent by overnight courier service or facsimile addressed as follows:

         If to any of the Selling Parties,
         in care of Mr. Grogan, at:         Bobby L. Grogan
                                            Route #2

                                            Arlington, KY  42021

         With a copy to:                    Gary B. Houston, Esq.
                                            WHITLOW ROBERTS HOUSTON & STRAUB
                                            Old National Bank Building
                                            300 Broadway
                                            Paducah, KY  42002-0995
                                            Facsimile: (502)443-4571

         If to ABEV and Purchaser:          c/o Sterling Capital, Ltd.
                                            650 Dundee Road, Suite 370
                                            Northbrook, IL 60062
                                            Facsimile: (847)480-0199

         With a copy to:                    Tom D. Wippman, P.C.
                                            650 Dundee Road, Suite 370
                                            Northbrook, Illinois 60062
                                            Facsimile:        (847)480-0199

or to such other address as the person to whom a communication is to be given may have furnished to the others in writing in accordance herewith. A communication given by any other means shall be deemed duly given on the earlier of when actually received by the addressee or three (3) days after sending such communication. Notice hereunder to either Owner shall be deemed to be notice to each of the Selling Parties.

                  G. Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties hereto, or as ABEV and Purchaser considers required or appropriate to comply with applicable law. Any governmental, public or private inquiries or requests for information shall be promptly referred to ABEV and Purchaser.

                  H. Further Assurances. After the Closing Date, without further consideration, the parties shall execute and deliver such further instruments and documents as either party shall reasonably request to consummate the transactions contemplated hereby.

                  I. Waivers. Any party to this Agreement may, by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                  J. Materialitv and Knowledge. The terms "MATERIAL" or "MATERIALLY" or "MATERIALITY" shall mean either (i) the existence of a fact or condition or facts or conditions which, if a dollar amount is readily ascertainable with respect to such, has a value, either individually or in the aggregate, of more than $10,000.00, except if such fact or condition relates to taxes, claims and/or litigation in which case such matter shall be material irrespective of the dollar amount, or (ii) the determination by a lender, in such lender's sole and absolute discretion, that such fact or condition is, or, if known to such lender would be, material for purposes of its making a loan to ABEV and Purchaser in order to consummate the transactions hereunder or to avoid any acceleration of such loan, or (iii) any fact or condition which gives rise to any right of termination, cancellation, acceleration or modification of any agreement or understanding to which Seller is a party and such right has been exercised. The term "KNOWLEDGE" shall mean (i) actual knowledge or notice, (ii) that knowledge which a party should know after having made all reasonable inquiries and (iii) that an individual or individuals making a statement as to its, his or her "KNOWLEDGE" has made all reasonable inquiries regarding the facts and circumstances relating to such statement. For purposes of this Agreement, the knowledge of any of the Selling Parties shall be deemed to be the knowledge of all of the Selling Parties (i.e., the knowledge of one of the Selling Parties shall be imputed to all other Selling Parties, including both Owners), and the receipt of a notice by any shall be deemed to be receipt by all. The knowledge of any employee of Seller shall be deemed to be the knowledge of Seller.

                  K. Counterparts. The Agreement may be executed in one or more counterparts, but all such counterparts shall constitute one and the same instrument.

                  L. Certificate. A Certificate shall mean a certificate signed by the individual stating that (i) such individual who is signing the certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the individual's knowledge, after due inquiry, such certificate does not misstate any material fact and does not omit any fact necessary to make the certificate not misleading.

                  M. Use of Certain Terms. The term "Seller", and "Selling Parties" shall also include all predecessors thereof and businesses acquired by or merged therewith, or businesses whose liabilities (some or all) have been assumed by Seller or the Selling Parties. The term "each of the Selling Parties" shall mean any or all thereof, including Owners, whichever has the broadest meaning given the particular context. The term "PERSON" shall mean an individual, a partnership, a joint venture, a joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, any other legal entity and a government, governmental body or quasi-governmental body, or any department, agency or political subdivision thereof.

                  N. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements between Delaware residents entered into and to be performed entirely within Delaware.

                  O. Consent to Jurisdiction. For those matters or disputes of any nature arising out of, connected with, related or incidental to a party seeking to compel action (other than payment) or cease a prohibited action, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Kentucky located in the City of Paducah, Kentucky and to the jurisdiction of the United States District Court for the Western District of Kentucky for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the exclusive jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person set forth herein or to any subsequent address to which notices shall be sent.

                  P. Agreement to Arbitrate. Except for those matters described in Section 14O above, in the event of any other dispute arising out of, connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall deliver a joint request to the Managing Partner of the Cincinnati, Ohio Office of Strauss & Troy, Esq., requesting such person to deliver a list of ten (l0) prospective arbitrators, all of whom such partner believes to be experienced in commercial arbitration, along with a brief resume of each such person. The parties shall do all things necessary to reasonably cooperate in the selection of the ten (10) persons, including holding Strauss & Troy harmless from any and all claims arising out of such selection and arbitration. If such Managing Partner declines, the list often (10) shall be selected by the party asking for arbitration receiving a list from any private dispute resolution firm with offices in Cincinnati. The arbitrator shall be selected as follows: within three
(3) days after the list is delivered to
each party, each party shall assign rank of preference to each available arbitrator, with number one being the most preferable and ten being the least preferable (i.e., a different rank must be assigned to each available arbitrator) and deliver such rankings confidentially to the person or firm which created the list; in the event of a tie, the person or firm which created the list shall then select the arbitrator from the two potential arbitrators which have tied. The single arbitrator with the lowest total score shall be the arbitrator for the dispute. The arbitrator so selected shall schedule a hearing in Paducah, Kentucky, on the disputed issues within forty-five (45) days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen (15) days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The successful parry shall be entitled to recover all fees, costs and expenses incurred in connection with such arbitration. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

THE PARTIES AGREE THAT ANY ARBITRATION SHALL BE GOVERNED BY AND PURSUANT TO THE FEDERAL ARBITRATION ACT, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                  Q. Exceptions to Exclusive Jurisdiction and Mandatory Arbitration. Notwithstanding the provisions of Sections 15O and 15P hereof, in the event that there is a third party action which may give rise to rights of indemnification or contribution from one party(ies) to another, the parties hereto irrevocably submit themselves to the jurisdiction of the court in which such third party action is brought, and the party to be indemnified may, but shall not be obligated to, bring a third party action or other appropriate proceeding to enforce such rights of indemnification or contribution. The foregoing is not intended to confer any rights upon any other party other than the parties hereto.

                  R. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular and plural as the identity of that person referred to requires.

                  S. Joint and Several Obligations. The duties and obligations of each of the Selling Parties are joint and several, and the Selling Parties hereby acknowledge the same, and each of the Selling Parties hereby guarantees performance of all duties and obligations of the other under and pursuant to this Agreement. Furthermore, where there is imposed an obligation or duty upon one Selling Party, each of the other Selling Parties shall be jointly and severally liable for ensuring the prompt compliance of such obligation or duty thereof Notwithstanding the foregoing, after the Closing, neither Owner shall be entitled to contribution or other similar remedy or remedies from Seller for Owners' obligations hereunder, it being the intent that only the Owners (or their successors, assigns, trusts, etc.) shall be responsible for the indemnity obligations hereunder.

                  T. Effect of Disputes. Notwithstanding the fact that there may from time to time be disputes among the parties concerning the terms and conditions hereof, the parties agree not to under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the other parties hereto, or such parties' management, directors, employees, agents or representatives (including those of ABEV and Purchaser's affiliates). Each of the Selling Parties further agrees that each will not, at any time after the date hereof and without ABEV and Purchaser's written consent, contact any past, present or prospective customer, supplier, employee or agent or representative of Seller or ABEV and Purchaser with the intent, purpose or effect of injuring the reputation, business or business relationships of ABEV and Purchaser. The provisions of this Section shall survive the execution and termination hereof irrespective of the reason for such termination.

                  U. Mutual Drafting. This Agreement is the joint product of ABEV and Purchaser, Seller and Owners and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto.

                                  (end of text)

                      ************************************

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ATLANTIC BEVERAGE COMPANY, INC.

By_____________________________
     Merrick M. Elfman, Chairman

GROGAN'S MERGER CORP.

By______________________________
     Merrick M. Elfman, Chairman

GROGAN'S SAUSAGE, INC.

By_____________________________
     Bobby L. Grogan, President

_______________________________
Bobby L. Grogan

_______________________________
Betty Ruth Grogan

                                   SCHEDULE A

                                     Assets

                  Seller agrees to and will sell, transfer, assign and deliver to ABEV and Purchaser, free and clear of all liens, claims and Encumbrances, except those which ABEV and Purchaser has expressly agreed to assume pursuant to SCHEDULE C hereof, all of the assets used in the Business other than the Excluded Assets (as described on SCHEDULE B hereof), as they exist at the Closing, which Assets include, but are not limited to, the following:

the machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, trucks, automobiles, vehicles and other fixed assets owned or leased (as indicated) by Seller, as identified on Schedule A(i);

                  (i) the inventories of Seller including, without limitation, inventories of raw materials, work in process and finished goods, as identified on Schedule A(ii);

                  (ii) all of Seller's right, title and interest in their customer accounts, customer account contracts, and other rights to provide services to their customers, as identified on Schedule A(iii);

                  (iii) all permits, licenses, governmental approvals, contracts, franchise rights, patents, trademarks, trade names, trade secrets, corporate names, telephone numbers, good will and all other proprietary rights and intangible assets used in the Business, as identified on Schedule A(iv);

                  (iv) all cash and cash equivalents and investments, whether short-term or long-term, of Seller, including prepaid expenses, bank accounts, certificates of deposit, treasury bills and securities;

                  (v) all Receivables of Seller, including, without limitation, all trade and customer accounts receivable arising from service, sales of inventory in the ordinary course of business, notes receivable and insurance proceeds receivable;

                  (vi) all operating data, books, files, documents and records of Seller, including without limitation, customer and supplier lists, insurance policies, financial, accounting and credit records, marketing information, advertising materials, correspondence, budgets and other similar documents and records which pertain to the Assets;

                  (vii) all other known and unknown, liquidated or unliquidated, contingent or fixed rights, choses in action or causes of action of every nature and kind which Seller has or may have against any third party and all rights which may pertain to the Assets;

                  (viii)   office supplies and other consumable supplies; and

                  (ix) any and all goodwill related to the foregoing.

Notwithstanding the foregoing, the omission from the foregoing list of any asset of Seller necessary for or used in connection with the operation of the Business is hereby deemed an Asset, and shall be transferred to ABEV and Purchaser in the manner described above.

                                   SCHEDULE B

                                 Excluded Assets

                  Anything to the contrary in SCHEDULE A notwithstanding, the Assets shall exclude the following assets:
the Purchase Price and the Selling Parties' other rights under this Agreement;

                  (i) any shares of capital stock of Seller which are owned and held as treasury shares;

                  (ii) the corporate minute books and stock records of Seller;
and

                  (iii) all interests of any of the Selling Parties, in and rights of and relating to, any real property which any of the Selling Parties own, lease or have any other interest.

                                   SCHEDULE C

                               Assumed Liabilities

         ABEV and Purchaser are not assuming or taking responsibility for any obligation or liability of any of the Selling Parties of any nature whatsoever, except (i) customer orders pending as of the Closing Date, which orders have been taken in the ordinary and regular course of business on terms and conditions (including pricing, delivery and payment) consistent with past business practices, and (ii) those obligations and liabilities expressly set forth on Schedule C1 hereto. By way of example, and not meant to exhaust those obligations and liabilities of the Selling Parties, whether contingent, fixed, liquidated or unliquidated, NOT being assumed by ABEV and Purchaser are the following:

                  (a) any obligations or liabilities of any of the Selling Parties arising under or disclosed in this Agreement;

                  (b) any obligations or liabilities of any of the Selling Parties for federal, state or local income tax liability arising from the operations of the Business, arising out of the sale of the Assets or any other matter of any nature;

                  (c) any obligation for any transfer, sales or other taxes, fees, levies, franchises or impositions of any nature (including interest and penalties) arising from the operations of the Business, out of the sale of the Assets or any other matter of any nature; or

                  (d) any obligation for expenses incurred in connection with the operations of the Business and sale of the Assets prior to the date hereof.

                           Any liability of Seller which is omitted from this Schedule shall be deemed to be a liability which is NOT being assumed by ABEV and Purchaser.